Exhibit 99.1

Progenics Announces Results from Methylnaltrexone Phase 2 Clinical Trial in Opioid-Induced Constipation

    TARRYTOWN, N.Y.--(BUSINESS WIRE)--April 30, 2003--

    -- Findings Confirm Open-Label Results, Support Ongoing Phase 3
                Clinical Program in Hospice Patients --

    Progenics Pharmaceuticals, Inc. (Nasdaq: PGNX) today announced top-line results from a phase 2 clinical trial of its investigational drug, methylnaltrexone (MNTX), for the treatment of opioid-induced constipation.
    Bowel dysfunction is a debilitating problem for patients with advanced medical illness who are being treated with narcotics for pain. In December 2002, the Company reported preliminary results from the open-label portion of this clinical study. Now, analysis of the randomized double-blind results show that the study met its objectives, and that the drug continued to show evidence that it was well tolerated. The results confirm and extend the findings from the previously reported open-label portion of the study and support the dosing regimen selected for the ongoing phase 3 clinical trial that began late last year. A presentation of the data is scheduled for the 40th Annual Meeting of the American Society of Clinical Oncology
(ASCO), in Chicago, in early June.
    "Terminally ill patients suffer from opioid-induced constipation that is exacerbated by inadequate fluid and fiber intake, as well as immobility caused by disease progression," said Robert J. Israel, M.D., Progenics' Senior Vice President of Medical Affairs. "Therefore, we were particularly pleased to see that patients in this study laxated promptly after MNTX administration, typically within one hour. We believe that with further study MNTX has the potential to be an important new therapy for the supportive care of more than one-million patients in the U.S. who die from advanced medical disease each year."
    The study enrolled 33 patients with advanced medical illness who were experiencing opioid-induced constipation. Subjects were randomly allocated to receive one of four fixed doses of subcutaneous MNTX (1.0 mg, 5 mg, 12.5 mg, or 20 mg). Patients were treated every-other-day (days 1, 3 and 5) in a blinded fashion for one week, and laxation times were recorded. On day seven, they were eligible to enter into the open-label study for an additional three weeks.
    On average, 60% of patients who received doses greater than or equal to 5 mg laxated within four hours as compared to less than 8% at lower doses (p = less than 0.0001, Fisher's exact test, two tailed). The median frequency of pre-dose laxations increased from two per week to four-to-six bowel movements per week at the higher doses of MNTX. Median time to laxation was approximately one hour after receiving greater than or equal to 5 mg of MNTX.
    The results from the blinded portion of the study support the weight-based dosing of the ongoing phase 3 clinical trial. At doses equivalent to less than 0.05 mg/kg, the laxation rate was 7%, at 0.05 to 0.25 mg/kg it was 61%, and at greater than 0.25 mg/ kg it increased to 69%, (p = less than 0.0001, Chi-square test, two tailed). The doses chosen for phase 3 are 0.15 mg/kg, 0.30 mg/kg and placebo.-- MNTX was well tolerated at clinically relevant doses, there were no serious adverse events related to study medication, and there was no evidence of breakthrough pain or opioid withdrawal. The most common side effects were flatulence and transient abdominal cramping. These symptoms were interpreted as activation of the gastrointestinal tract, a necessary physiological prerequisite to bowel movement in patients with significant constipation.
    Progenics is developing MNTX in three parallel clinical programs to address unmet medical needs in broad markets. Subcutaneous dosing of MNTX for opioid-induced bowel dysfunction in advanced medical illness is being evaluated in a phase 3 clinical trial, intravenous dosing for post-operative ileus is scheduled to begin phase 2 shortly, and a phase 1 clinical trial of an oral formulation of MNTX for use in individuals taking opioids chronically is planned for this year.
    Progenics Pharmaceuticals, Inc. of Tarrytown, NY, is a biopharmaceutical company focusing on the development and commercialization of innovative therapeutic products to treat the unmet medical needs of patients with debilitating conditions and life-threatening diseases. The Company applies its expertise in immunology and molecular biology to develop biopharmaceuticals to fight viral diseases, such as human immunodeficiency virus (HIV) infection, and cancers, including malignant melanoma and prostate cancer. In symptom management and supportive care, therapies are being developed to provide patients with an improved quality of life. Progenics' most clinically advanced product is methylnaltrexone, a compound in phase 3 clinical testing that is designed to block the debilitating side effects of opioid analgesics without interfering with pain palliation. The Company is conducting multi-dose phase 2 clinical trials with its lead HIV product, PRO 542, a viral-entry inhibitor and is in preclinical development with PRO 140 and other follow-on product candidates in HIV infection. The Company is developing cancer immunotherapies based on PSMA (prostate-specific membrane antigen) technology and currently is conducting phase-1 clinical studies of a therapeutic prostate cancer vaccine. GMK is a cancer vaccine in phase-3 clinical trials for the treatment of malignant melanoma.
    DISCLOSURE NOTICE: The information contained in this document is as of April 30, 2003. This press release contains forward-looking statements. Any statements contained herein that are not statements of historical fact may be forward-looking statements. When the Company uses the words 'anticipates,' 'plans,' 'expects' and similar expressions they are identifying forward-looking statements. Such forward-looking statements involve risks and uncertainties which may cause the Company's actual results, performance or achievements to be materially different from those expressed or implied by forward-looking statements. Such factors include, among others, the uncertainties associated with product development, the risk that clinical trials will not commence when or proceed as planned, the risks and uncertainties associated with dependence upon the actions of the Company's corporate, academic and other collaborators and of government regulatory agencies, the risk that products that appear promising in early clinical trials do not demonstrate efficacy in larger-scale clinical trials, the uncertainty of future profitability and other factors set forth more fully in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2002 and other periodic filings with the Securities and Exchange Commission to which investors are referred for further information. In particular, the Company cannot assure you that any of the their programs will result in a commercial product.
    Progenics does not have a policy of updating or revising forward-looking statements and assumes no obligation to update any forward-looking statements contained in this document as a result of the new information or future events or developments. Thus it should not be assumed that the Company's silence over time means that actual events are bearing out as expressed or implied in such forward-looking statements.

    Editor's Note: Additional information on Progenics is available at http://www.progenics.com

    CONTACT: Progenics Pharmaceuticals, Inc., Tarrytown
             Richard W. Krawiec, Ph.D., 914/789-2800
             rkrawiec@progenics.com